Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Kelly Beavers, Vice President	Bill Marino
Exabyte Corporation	Trippe-Marino, Inc. (PR)
303-417-7225	303-988-5133
kjb@exabyte.com	bmarino@trippemarino.com

EXABYTE EXPECTS 4th QUARTER LOSS ON HIGHER REVENUE

Exabyte Receives Final Portion of $20 Million Investment from Imation

BOULDER, Colo. — February 6, 2004 — Exabyte Corporation (OTCBB: EXBT), a performance and value leader in tape backup, restore and archival systems, today announced that the Company expects to report revenue for its fourth quarter ended January 3, 2004 of $25.7 million to $26.2 million compared to revenue of $24.5 million in the previous quarter and revenue of $24.0 million for the fourth quarter of fiscal 2002.  Compared to the third quarter, fourth quarter 2003 revenue reflects overall improved sales of the Company’s tape drive, automation and media products, and an increase in sales to OEM customers.

Expense control continues to be a key business initiative for the Company and fourth quarter operating expenses are expected to track closely with third quarter 2003 expenses.  Exabyte expects to report a loss for the quarter of $5.5 million to $6.0 million versus losses of $12.6 million in the prior quarter and $8.1 million in the fourth quarter of 2002.  The fourth quarter loss reflects the negative impact of additional startup costs of outsourcing the Company’s repair and service operations, non-cash interest expense in October related to the final portion of common stock issued in exchange for over advance guarantees, and a decrease in product gross margins resulting from a higher mix of OEM sales and increased product costs due to the weakness of the U.S. dollar versus the Japanese yen.

Exabyte received cash payments totaling $20 million in the fourth quarter from Imation Corp. as part of a strategic agreement between the companies signed in November 2003 that includes an equity investment and establishes Imation as the exclusive worldwide distributor of Exabyte brand media products.  Teams from both companies are working closely together and have implemented substantially all of the operational details of the agreement, and the business relationship between the companies is functioning on a routine basis.  Exabyte used a portion of the proceeds from the agreement to pay down its bank debt during the quarter.

Exabyte will issue a press release and make a full report of its financial results for the fourth quarter and its annual results for 2003 by mid-March after completion of the external audit of its 2003 financial statements.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT) provides innovative tape storage solutions to customers whose top buying criteria is value: capacity/price, speed, data reliability and ease-of-use. Exabyte, an industry innovator since 1987, is the recognized value-leader in tape storage and automation solutions for servers, workstations, LANs and SANs. With groundbreaking VXA Packet Technology, the most significant advancement in tape in the last decade, Exabyte’s VXA-2 solutions provide SMB and departmental users dramatically higher capacity, speed and data reliability at competitive prices. Exabyte’s drives and automation products are rugged, robust and reliable solutions for users of VXAtape™, LTO™ (Ultrium™) and MammothTape™. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company’s commitment to value and customer service, including partners such as IBM, HP, Fujitsu Siemens Computers, Apple Computer, Toshiba, Logitec, Acer, Kontron, Lynx, Bull, Tech Data, CDW, Ingram Micro and Arrow Electronics. For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, contact Kelly Beavers at investor@exabyte.com.

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The foregoing contains forward-looking statements related to the company’s products and business prospects. Such statements are subject to one or more risks. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to any adjustments resulting from its external audit, customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the Company’s Form 10-K and Form 10-Qs.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp.  All other trademarks are the property of their respective owners.